Exhibit 99.1

STONEMOR INC. ANNOUNCES ANNUAL STOCKHOLDERS MEETING DATE

TREVOSE, PA –July 29, 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor”) today announced that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, November 5, 2020 at 4:00 p.m. The record date for stockholders entitled to notice of and to vote at the Annual Meeting will be the close of business on Monday, September 14, 2020. The Annual Meeting will be held by remote communication, and information regarding the manner in which stockholders will be able to access, participate in and vote at the Annual Meeting will be set forth in the Company’s proxy statement.

Because the Company did not hold an annual meeting in 2019, stockholders wishing to submit proposals for inclusion in the proxy statement for the Annual Meeting must ensure that such proposals are received by the Company at 3600 Horizon Boulevard, Suite 100, Trevose, PA 19053 Attention: Corporate Secretary, on or before August 10, 2020.

The Company’s bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to bring before a meeting of stockholders. Under those bylaws, nominations for director or other business proposals to be brought before the Annual Meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary at the address set forth above no later than the close of business on August 10, 2020. The notice must contain the information required by the bylaws, and any other business proposal must be a proper matter for stockholder action.

About StoneMor Inc.

StoneMor, headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 319 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT:	Investor Relations
StoneMor Inc.
(215) 826-4438